Exhibit (d)(4)

LVB ACQUISITION, INC.

MANAGEMENT STOCKHOLDERS’ AGREEMENT

MANAGEMENT STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of November 6, 2007, between LVB Acquisition, Inc. (the “Company”), the Majority Stockholder (as defined below) and each individual listed on Exhibit A attached hereto (the “Management Stockholder”).

WHEREAS, the Management Stockholder may be the owner of shares of common stock of the Company, $0.01 par value per share (“Common Stock”) and/or may be granted options to purchase Common Stock (the “Options”), pursuant to the LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”); and

WHEREAS, as a condition to the issuance of any shares of Common Stock by the Company to the Management Stockholder, the Management Stockholder is required to execute this Agreement; and

WHEREAS, the Management Stockholder, the Majority Stockholder and the Company desire to enter into this Agreement and to have this Agreement apply to any shares of Common Stock acquired by the Management Stockholder from whatever source (in the aggregate, the “Shares”);

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to the terms of the Plan.

(c) “Cause”, when used in connection with the termination of a Management Stockholders’ Employment, shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in any applicable stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, the termination of the Management Stockholder’s Employment with the Company and all Affiliates on account of (i) a failure of the Management Stockholder to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after Biomet, Inc. or the Company has provided written notice of such failure and the Management Stockholder has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Management Stockholder to substantially perform his or her duties; (ii) the Management Stockholder’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Management Stockholder of the Management Stockholder’s fiduciary duty or duty of loyalty to the Company or its affiliates; (iv) the commission by the Management Stockholder of any felony or other serious crime involving moral turpitude; (v) a material breach of the Management Stockholder’s obligations under any agreement entered into between the Management Stockholder and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after Biomet, Inc. or the Company has provided written notice of such breach and the Management Stockholder has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Management Stockholder and that causes material harm to the Company or its business reputation.

(d) “Change of Control” shall mean the occurrence of any of the following events after the Effective Time: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock or common stock of Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) representing more than 40% of the aggregate outstanding voting power of the Company, Biomet Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of Common Stock that results in more than 80% of the Common Stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Disability” shall mean, unless otherwise provided in any applicable stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, effective employment agreement or other written agreement, a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as defined from time to time by the Company, in its discretion.

(g) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(h) “Employment” shall mean employment with the Company or any Affiliate and shall include the provision of services as a director or consultant for the Company or any Affiliate. “Employee” and “Employed” shall have correlative meanings.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” shall mean, as of any date:

i. prior to the occurrence of an Initial Public Offering, the value per share of Common Stock determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method; or

ii. following an Initial Public Offering, (i) the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

(k) “Good Reason” shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in any applicable stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, the occurrence of the following without the Management Stockholder’s consent (i) a material diminution in a Management Stockholder’s duties and responsibilities as of the date of grant of the options, other than a change in such Management Stockholder’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Management Stockholder’s base salary or bonus opportunity as of the date of grant of the options, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its affiliates or (iii) a relocation of a Management Stockholder’s primary work location more than 50 miles from the Management Stockholder’s work location on the grant date of the option, without the Management Stockholder’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Management Stockholder shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Management Stockholder’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(l) An “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A of the Securities Act, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) filed to register at least 20% of the total then-outstanding equity interests in the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) under the Securities Act.

(m) “Majority Stockholder,” for purposes of this Agreement, shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective Affiliates.

(n) “Merger Agreement” shall mean the Agreement and Plan of Merger by and among Biomet, Inc., LVB Acquisition LLC and LVB Acquisition Merger Sub, Inc., dated as of December 18, 2006 (amended and restated as of June 7, 2007).

(o) “Option Shares” shall mean Shares acquired through the exercise of Options.

(p) “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(q) “Rollover Shares” shall mean Shares acquired through the rollover of shares in Biomet, Inc. and/or the investment of cash pursuant to the Rollover Agreement attached hereto as Exhibit B or through a similar one-time opportunity to purchase Shares.

(r) “Securities Act” shall mean the Securities Act of 1933, as amended.

(s) “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

2. Investment; Issuance of Shares.

(a) The Management Stockholder represents that the Shares are being acquired for investment and not with a view toward the distribution thereof.

(b) Issuance of Shares. The Management Stockholder acknowledges and agrees that the certificate for the Shares shall bear the following legends (except that the second paragraph of this legend shall not be required after the Shares have been registered and except that the first paragraph of this legend shall not be required after the termination of this Agreement):

The shares represented by this certificate are subject to the terms and conditions of a Management Stockholders’ Agreement dated as of November 6, 2007 and may not be sold, transferred, hypothecated, assigned or encumbered, except as may be permitted by the aforesaid Agreement. A copy of the Management Stockholders’ Agreement may be obtained from the Secretary of the Company.

The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under said Act.

Upon the termination of this Agreement, or upon registration of the Shares under the Securities Act, the Management Stockholder shall have the right to exchange any Shares containing the above legend (i) in the case of the registration of the Shares, for Shares legended only with the first paragraph described above and (ii) in the case of the termination of this Agreement, for Shares legended only with the second paragraph described above.

3. Transfer of Shares; Lock-Up; Call Rights; Put Rights.

(a) Transfer and Lock-Up of Shares.

(i) The Management Stockholder agrees that he or she will not cause or permit the Shares or his or her interest in the Shares to be sold, transferred, hypothecated, assigned or encumbered except as expressly permitted by this Section 3; provided, however, that the Shares or any such interest may be Transferred (A) on the Management Stockholder’s death by bequest or inheritance to the Management Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (B) with the prior written consent of the Board (which consent shall not be unreasonably withheld), during the Management Stockholder’s lifetime for estate planning purposes and (C) in accordance with Section 4 of this Agreement, subject in each case to (x) paragraph (ii) of this Section 3(a), (y) compliance with all applicable tax, securities and other laws and (z) the agreement by each Transferee (other than the Company or as otherwise permitted by the Company) in writing to be bound by the terms of this Agreement as if such Transferee had been an original signatory hereto and provided in any such case that, in the case of a Transfer pursuant to clauses (A) or (B) above, such Transfer will not be permitted if it would cause the Company to be required to register the Common Stock under Section 12(g) of the Exchange Act.

(ii) The Management Stockholder agrees that, notwithstanding any provision in this Agreement to the contrary, he or she will not, without the prior written consent of the Board, during the period following an Initial Public Offering or any secondary registered equity offering during which the Majority Stockholders are subject to underwriter-imposed restrictions on the transfer of shares of Common Stock (the “Lock-Up Period”), (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares, Options or other securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by such Management Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission) or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, provided that such restrictions shall be no more onerous than those applicable to the Majority Stockholders.

(iii) If the Company files a registration statement registering shares held by the Majority Stockholder in an Initial Public Offering or any secondary registered equity offering, then the Management Stockholder or his or her Transferee shall have the right, following expiration of the Lock-Up Period, to sell (subject to Section 4(b)(iii) hereof) a number of Shares of Common Stock, not to exceed the product of (A) the total number of Shares, including any shares of Common Stock underlying vested Options, owned by the Management Stockholder or Transferee as of the date such registration statement was filed and (B) a fraction, the numerator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest that the Company has registered, and the denominator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder had a pecuniary interest as of the date such registration statement was filed.

(b) Call Rights.

(i) Except as provided in paragraphs (ii) and (iii) of this Section 3(b), in the event the Management Stockholder’s Employment with the Company terminates for any reason prior to the Agreement Termination Date (as hereinafter defined), the Company (or its designated assignee) shall have the right, during the 180-day period following the later to occur of (A) such termination of Employment and (B) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section

3(b)(i) for at least six (6) months, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the Fair Market Value of a share of Common Stock determined as of the date such right is exercised, provided that if such termination of the Management Stockholder’s Employment occurs due to the Management Stockholder’s death or Disability or is effected by the Company without Cause or by the Management Stockholder for Good Reason, the call right described in this paragraph (i) shall not apply with respect to such Management Stockholder’s Rollover Shares.

(ii) In the event that either the Management Stockholder’s Employment with the Company is terminated for Cause or the Management Stockholder violates any of the restrictive covenants set forth in the Plan or in any equity award grant agreement under the Plan:

(A) in either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have the right, during the 180-day period following the latest to occur of (x) such termination of Employment, (y) such violation of a restrictive covenant and (z) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section 3(b)(ii) for at least six (6) months, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to (I) in the case of a Rollover Share, the Fair Market Value of such Share determined as of the date such right is exercised or (II) in the case of an Option Share, the lesser of (a) the Fair Market Value of a share of Common Stock determined as of the date such right is exercised or (b) the exercise price per Share paid by the Management Stockholder to acquire such Share; or

(B) in either case following the Agreement Termination Date, the Management Stockholder shall be obligated to pay to the Company an amount equal to the amount which, as a result of such Management Stockholder’s exercise of Options at any time following, or within one year prior to, the date of termination of his or her Employment, such Management Stockholder was required to recognize as income for U.S. federal income tax purposes (or would have been required to recognize as income if the Management Stockholder was subject to U.S. federal income taxes).

(iii) In the event that the Management Stockholder resigns from Employment with the Company without Good Reason prior to the fifth anniversary of the Effective Time, the Company (or its designated assignee) shall have the right, during the 180-day period following the later to occur of (A) such termination of Employment and (B) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section 3(b)(iii) for at least six (6) months, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to (I) in the case of a

Rollover Share, the Fair Market Value of a share of Common Stock determined as of the date such right is exercised or (II) in the case of an Option Share, an amount equal to (a) the Fair Market Value of a share of Common Stock determined as of the date such right is exercised less (b) the amount equal to 20% of the amount (if any) by which the Fair Market Value of a share of Common Stock determined as of the date such right is exercised exceeds the Exercise Price per share of Common Stock (as defined under the Plan or any successor plan).

(iv) The Company (or its designated assignee) shall exercise the call rights described in this Section 3(b) by delivering to the Management Stockholder or Transferee, as applicable, a written notice specifying its intent to purchase Shares held by the Management Stockholder or Transferee (the “Call Notice”) and the number of Shares to be purchased. The Company’s call right shall be deemed exercised as of the date on which the Company delivers such Call Notice to the Management Stockholder or Transferee. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be no later than forty-five (45) days after the end of the fiscal quarter in which the Call Notice is delivered. The Company will use commercially reasonable efforts to make the payment for the Shares in cash on the date of such purchase and sale; provided that, despite using such efforts, if such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates and in effect on such date (hereinafter a “Financing Agreement”), the Company may delay any such payment for no more than two (2) years. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Management Stockholder or Transferee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board plus two (2) percentage points. In the event that the Company is not able to make payment within two (2) years after the date specified in the Call Notice, the Company will, upon the written request of the Management Stockholder or Transferee, cancel the Call Notice and return to the Management Stockholder or Transferee the Shares subject to the Call Notice (as adjusted to take into account any corporate transactions during the intervening period) in exchange for cancellation of the debt and any interest payments that would otherwise have been payable thereon.

(v) In the event that the Company exercises its call right to purchase Shares from the Management Stockholder under Section 3(b)(i) or Section 3(b)(iii) and, following the date that the Company pays the Management Stockholder the applicable purchase price for such Shares, the Management Stockholder violates any of the restrictive covenants set forth in the Plan or in any equity award grant agreement under the Plan, the Management Stockholder or the Management Stockholder’s Transferee shall pay to the Company, within ten (10) business days following the date of such violation, an amount equal to (A) the amount the Company paid the Management Stockholder or Transferee to purchase such Shares less (B) the amount the

Company would have been required to pay the Management Stockholder or Transferee for such Shares if the Company had purchased the Shares pursuant to Section 3(b)(ii)(A).

(c) Put Right. (i) In the event that, prior to the Agreement Termination Date, the Management Stockholder’s Employment with the Company terminates due to the Management Stockholder’s death or Disability, such Management Stockholder or her or his Transferee (as applicable) shall have the right, during the 180-day period following the later to occur of (x) such termination of Employment and (y) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section 3(c)(i) for at least six (6) months, to sell to the Company (or its designated assignee), and upon the exercise of such right the Company (or its designated assignee) shall purchase from the Management Stockholder or Transferee, all or any portion of the Shares held by the Management Stockholder or Transferee as of the date on which such right is exercised at a per Share price equal to the Fair Market Value of a Share of Common Stock determined as of the date such right is exercised. The Management Stockholder or Transferee shall exercise such right by delivering to the Company a written notice (the “Put Notice”) specifying his or her intent to sell Shares held by the Management Stockholder or Transferee and the number of Shares to be sold. The Management Stockholder’s or Transferee’s put right shall be deemed exercised as of the date on which the Management Stockholder or Transferee delivers such Put Notice to the Company. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be no later than forty-five (45) days after the end of the fiscal quarter in which the Put Notice is delivered. The Company will use commercially reasonable efforts to make the payment for the Shares in cash on the date of such purchase and sale; provided that, despite using such efforts, if such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, the Company may delay any such payment until such restriction lapses as provided below. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, the Company shall notify the Management Stockholder or Transferee as soon as practicable of the need for such a delay (the “Delay Notice”), and shall permit the Management Stockholder or Transferee, within ten (10) days of the delivery of the Delay Notice, to rescind the Put Notice. If the Management Stockholder or Transferee does not rescind the Put Notice as provided in the preceding sentence, the Put Notice shall remain outstanding and any payment in respect thereof shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Management Stockholder or Transferee if no delay had occurred plus interest for the Delay Period, calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board plus two (2) percentage points

4. Certain Rights.

(a) Drag Along Rights. If one or more Majority Stockholder desires to (i) sell, prior to the Agreement Termination Date, forty percent (40%) or more of its direct or indirect pecuniary interest (as defined in Rule 16a-1 under the Exchange Act) in any Shares of Common Stock (including through the disposition of interests in LVB Acquisition Holding, LLC

(“LVB LLC”)), in a single transaction or a series of related transactions, to a good faith independent purchaser (a “Purchaser”) (other than any other Majority Stockholder, other investment partnership, limited liability company or other entity established for investment purposes and controlled by one or more of the members (other than passive investors) or the principals of the Majority Stockholder or any of their Affiliates and other than any Employees of the Majority Stockholder or their Affiliates, hereinafter referred to as a “Permitted Transferee”) upon such terms and conditions as agreed to with the Majority Stockholder, the Management Stockholder or Transferee agrees, at the request of the Majority Stockholder, to sell to such Purchaser a number of its Shares of Common Stock, not to exceed (a) the number of Shares of Common Stock held by such Management Stockholder or Transferee multiplied by (b) a fraction, the numerator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest that such Majority Stockholder has proposed to be transferred, and the denominator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest (or to vote such number of Shares in favor of any merger or other transaction which would effect a sale of such Shares) at the same price per share of Common Stock and pursuant to the same terms and conditions with respect to payment for the Shares as agreed to by the Majority Stockholder; provided that, except with respect to any liability incurred by such Management Stockholder or any Transferee individually, the Management Stockholders and any Transferees shall not be liable to a Purchaser for an amount greater than the proceeds from the sale. In such case, the Majority Stockholder shall give written notice of such sale to the Management Stockholder or Transferee at least fifteen (15) days prior to the consummation of such sale, setting forth (i) the consideration to be received by the holders of shares of Common Stock, (ii) the identity of the Purchaser, (iii) any other material terms and conditions of the proposed Transfer and (iv) the date of the proposed Transfer. The Company shall be responsible for the proportionate share of the costs of the proposed Transfer incurred by the Management Stockholders and any Transferees to the extent not paid or reimbursed by the proposed Purchaser. Notwithstanding the foregoing, the Management Stockholder shall not be required to agree to any additional non-compete or similar restrictions in connection with the sale.

(b) Tag Along Rights.

(i) Subject to paragraph (iv) of this Section 4(b), if one or more Majority Stockholder or its Permitted Transferee proposes to transfer, prior to the Agreement Termination Date, its direct or indirect pecuniary interest (as defined in Rule 16a-1 under the Exchange Act) in any Shares of Common Stock (including through the disposition of interests in LVB LLC) to a Purchaser (other than a Permitted Transferee), other than a transfer through an Initial Public Offering or any secondary registered equity offering, then the Majority Stockholder or his or her Permitted Transferee (hereinafter referred to as a “Selling Stockholder”) shall give written notice of such proposed transfer to the Management Stockholder or Transferee (the “Selling Stockholder’s Notice”) at least thirty (30) days prior to the consummation of such proposed transfer, and shall provide notice to all other stockholders of the Company to whom the Majority Stockholder has granted similar “tag-along” rights (such stockholders together with the Management Stockholder or Transferee, referred to herein as the “Other Stockholders”) setting forth the proposed material terms and conditions of such Transfer (including price per Share).

(ii) The Management Stockholder or Transferee shall have the right to elect, by delivery of written notice to the Majority Stockholder within twenty (20) days from delivery of the Selling Stockholder’s Notice, to sell to the proposed Transferee a number of its Shares of Common Stock, not to exceed the product of (A) the total number of Shares, including any shares of Common Stock underlying vested Options (or options that would become vested in connection with the proposed transfer), owned by the Management Stockholder or Transferee and (B) a fraction, the numerator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest that such Majority Stockholder has proposed to be transferred, and the denominator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest (the Management Stockholder’s or Transferee’s “Pro Rata Amount”), on the same terms and conditions (including price per share of Common Stock) as agreed to by the Selling Stockholder. In the event that the Transferee does not wish to acquire all of the Shares offered by the Management Stockholder or Transferee, the number of Shares of Common Stock to be purchased by such Transferee shall be allocated pro rata among the Majority Stockholders and the Other Stockholders in accordance with the number of Shares of Common Stock and Shares underlying vested Options that each such stockholder elected to transfer to the Transferee.

(iii) In order to be entitled to exercise its rights pursuant to this Section 4(b), the Management Stockholder or Transferee must agree to make to the proposed Purchaser representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Stockholder in connection with the proposed transfer and agree to the same conditions to the proposed transfer as the Selling Stockholder agrees, it being understood that all such representation, warranties, covenants, indemnities and agreements shall be made by the Selling Stockholder, the Management Stockholder or Transferee and any Other Stockholder exercising similar tag-along rights severally and not jointly provided that the Selling Stockholder shall not be required to agree to any additional non-compete or similar restrictions in connection with the sale. The Selling Stockholder, the Management Stockholder or Transferee and any Other Stockholder who exercises similar tag-along rights each shall be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed Purchaser or the Company.

(iv) In connection with the exercise of its tag-along rights under paragraph (ii) of this Section 4(b), or its transfer rights under Section 3(a)(iii), if the Management Stockholder or Transferee desires to exercise vested Options to acquire up to the number of Shares the Management Stockholder or Transferee is permitted to sell pursuant to the exercise of its tag-along rights under paragraph (ii) of this Section 4(b), or its transfer rights under Section 3(a)(iii), the Company will permit the Management Stockholder or Transferee, to the extent permitted under the Plan, to exercise any such vested Options through net-physical settlement (net of the applicable exercise price and applicable withholding taxes) if the Company’s independent auditors determine that net-physical settlement of any such Options would not produce less-favorable accounting consequences for the Company than if the Management Stockholder or Transferee paid the exercise price for any such vested Options in cash.

(v) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4(b) shall not apply during the period from the Effective Time through the first anniversary of the Effective Time to any sale or transfer by a Majority Stockholder of its pecuniary interest in any Shares of Common Stock (including through the disposition of interests in LVB LLC) for a price that is equal to or less than the Fair Market Value of such Share of Common Stock as of the Effective Time unless and until the Majority Stockholder, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate (other than to Permitted Transferees or to officers, employees or directors of, or consultants to, the Company or any of its subsidiaries) its pecuniary interest in Shares of Common Stock representing 15.0% or more of the Shares of Common Stock in which the Majority Stockholder collectively had a pecuniary interest as of the Effective Time.

(c) Permitted Transferees. Any Permitted Transferee to which a Majority Stockholder’s pecuniary interest in any Shares of Common Stock (including interests in LVB LLC) is Transferred shall agree to execute this Agreement as a condition to such Transfer.

5. Registration. The Company shall have no obligation to register the Shares.

6. Termination. This Agreement shall terminate with respect to the Common Stock immediately following the later to occur of (a) an Initial Public Offering or (b) the fifth anniversary of the Effective Time (the “Agreement Termination Date”) except that (i) if an Initial Public Offering has occurred on or prior to the Agreement Termination Date, and the Lockup Period has not expired as of the Agreement Termination Date, the requirements of Sections 3(a)(ii) and 5(b) hereof shall survive the termination of this Agreement, (ii) the provisions of Section 3(b)(ii)(B) hereof shall survive the termination of this Agreement and (iii) the requirements contained in Section 2 hereof shall survive the termination of this Agreement, provided that a Management Stockholder or his or her Transferee may sell Shares pursuant to Rule 144 of the Securities Act if such Management Stockholder or Transferee meets and complies with all of the applicable requirements thereof.

7. Acknowledgements of the Management Stockholder, LVB Acquisition Holding, LLC and the Company.

(a) The Management Stockholder acknowledges that the Majority Stockholder will own interests in LVB LLC and will own its shares of Common Stock through LVB LLC, and that the Majority Stockholder will have governance and other rights with respect to the Company that are different from (and may be greater than) the rights to which the Management Stockholder is entitled.

(b) The Company and LVB LLC hereby acknowledge that the Management Stockholders shall not be economically disadvantaged with respect to the Shares or Options solely by reason of holding shares or options to purchase shares of the Company’s Common Stock instead of membership interests or options to purchase membership interests in LVB LLC. In the event there is a corporate transaction affecting the membership interests of LVB LLC or any dividend or distribution made to holders of the membership interests in LVB LLC in respect of such interests, the Company and LVB LLC shall take commercially reasonable steps to assure that appropriate adjustments and/or dividends or distributions are made to or in respect of the Shares such that the Management Stockholders will be in the same economic position in which they would have been had they received membership interests in LVB LLC instead of the

Shares; provided that this Section 7 shall not be construed to entitle any Management Stockholder to any membership or other interests in LVB LLC. For purposes of this Agreement, no Management Stockholder shall be deemed to be economically disadvantaged from a tax perspective by reason of his holding Options or Shares as opposed to membership interests in a limited liability company or partnership interests in a partnership.

8. Distributions With Respect To Shares. As used herein, the term “Shares” includes securities of any kind whatsoever distributed with respect to the Company’s Common Stock acquired by the Management Stockholder or his or her or her Transferee (whether pursuant to the Plan, the letter agreement dated on or about August 27, 2007 between the Company and such Management Stockholder or otherwise) or any such securities resulting from a stock split or consolidation involving such Common Stock.

9. Amendment; Assignment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. Except for the Management Stockholder’s right to assign his or her rights under Section 4(a) or the Company’s right to assign its rights under Section 4(b), no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

10. Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Majority Stockholder, to his or her most recent address shown on records of the Company or its Affiliate;

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert J. Raymond

If to the Company, to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

P.O. Box 587

Warsaw, Indiana 46581-0587, U.S.A.

Attention: General Counsel

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert J. Raymond

If to the Management Stockholder, to its most recent address shown on records of the Company or its Affiliate;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

13. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

15. Severability. If any term, provision, covenant or restriction of this Agreement, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LVB ACQUISITION, INC.

By:	/s/ Bradley J. Tandy
Name:	Bradley J. Tandy
Title:	Senior Vice President, General Counsel & Secretary

LVB ACQUISITION HOLDINGS, LLC

By:	/s/ John Saer
Name:	John Saer
Title:	Director

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
Its General Partner

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BCP V-S L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-A L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

BCP V CO-INVESTORS L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GS Advisors VI, L.L.C., its General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C., its General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	GS Advisors VI, L.L.C., its Managing Limited Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GOLDMAN SACHS BMET INVESTORS, L.P.

By:	GS BMET ADVISORS, L.L.C., as General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.

By:	GS BMET OFFSHORE ADVISORS, INC., as General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GS PEP BASS HOLDINGS, L.L.C.

By:	GSAM GEN-PAR, L.L.C., its Manager

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GOLDMAN SACHS PRIVATE EQUITY PARTNERS, 2004-DIRECT INVESTMENT FUND, L.P.

By:	GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner

By:	GSAM GEN-PAR, L.L.C., its Managing Member

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GOLDMAN SACHS PRIVATE EQUITY PARTNERS, 2005-DIRECT INVESTMENT FUND, L.P.

By:	GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner

By:	GSAM GEN-PAR, L.L.C., its Managing Member

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GOLDMAN SACHS PRIVATE EQUITY PARTNERS, IX-DIRECT INVESTMENT FUND, L.P.

By:	GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C., as General Partner

By:	GSAM GEN-PAR, L.L.C., its Managing Member

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

GS LVB CO-INVEST, L.P.

By:	GS LVB ADVISORS, L.L.C., as General Partner

By:	/s/ Adrian Jones
	Name:	Adrian Jones
	Title:	Managing Director

KKR BIOMET, LLC

By:	/s/ John Saer
	Name:	John Saer
	Title:	Director

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P., its General Partner

By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG PARTNERS V, L.P.

By:	TPG GenPar V, L.P., its General Partner

By:	TPG Advisors V, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG FOF V-A, L.P.

By:	TPG GenPar V, L.P., its General Partner

By:	TPG Advisors V, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG FOF V-B, L.P.

By:	TPG GenPar V, L.P., its General Partner

By:	TPG Advisors V, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG LVB CO-INVEST LLC

By:	TPG GenPar V, L.P., its Managing Member

By:	TPG Advisors V, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

TPG LVB CO-INVEST II LLC

By:	TPG GenPar V, L.P., its Managing Member

By:	TPG Advisors V, Inc., its General Partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

I hereby represent that I have carefully read and understand, and agree to be bound by, the terms of the LVB Acquisition, Inc. Management Stockholders’ Agreement dated as of November 6, 2007.

Agreed to and Accepted by:

Signature

Date

Please print your name and address:

EXHIBIT A

MANAGEMENT STOCKHOLDERS

Name	Date Management Stockholders’ Agreement Executed

EXHIBIT B

LVB, ACQUISITION, INC.

October 31, 2007

Re: Opportunity to Acquire Shares

Dear Biomet, Inc. Team Member,

As you know, Biomet, Inc. (“Biomet”) has recently undergone a change of control, and 100% of its outstanding shares are now owned by LVB Acquisition, Inc. (“LVB”). We are pleased to offer you the opportunity to invest in shares of common stock of LVB (the “Shares”) on the terms and conditions set out below by making a cash contribution as described in Section 2 (your “Cash Contribution”).

1. Sale and Purchase of Shares. By completing and returning the Acceptance Form attached hereto, you agree to invest in LVB your Cash Contribution in the amount specified therein (or such lesser amount as LVB may permit you to invest, as described in Section 3 below). In exchange for your Cash Contribution, you will receive a number of Shares equal to the amount of your Cash Contribution, as indicated on the Acceptance Form attached hereto (or such lesser amount as LVB may permit you to invest, as described in Section 3 below), divided by $10, which is equal to the price per Share paid by the Majority Holders (as defined below) for their Shares. You will be the holder of record of the Shares in which you invest, whether or not LVB issues physical certificates to you for such Shares.

2. Form of Consideration. If you choose to invest in the Shares, you must commit to invest a minimum of $25,000. Your Cash Contribution must be received by LVB by no later than 5:00 p.m. (Five p.m., Eastern Daylight Savings Time) on Friday, November 30, 2007. Cash Contributions must be made via wire transfer to the following account at Bank of America:

Account Name: LVB Acquisition, Inc.

Account Number: 4426466240

ABA Routing #: 026009593

Account Address (if needed): 100 West 33rd Street, New York, NY 10001

Swift Code (used by some non-US banks): BOFAUS3N

3. Limitation. LVB, in its discretion, may limit the number of Shares that you may purchase, and therefore may choose not to accept the full amount of the Cash Contribution that you elect to make. In the event that any portion of your subscription is not accepted, any payment submitted by you for Shares that are not issued to you will be returned to you as soon as practicable.

4. Vesting. Your Shares when issued will be fully vested.

7

5. Stockholders’ Agreement. By completing and returning the Acceptance Form below, you agree to become a party to the Management Stockholders’ Agreement, as may be amended from time to time in accordance with its terms (the “Stockholders’ Agreement”), and you will be subject to the terms and conditions thereof with respect to your Shares. The Stockholders’ Agreement is enclosed herewith. LVB agrees that it will, and that it will cause the Majority Holders (as defined below) to, also become a party to the Stockholders’ Agreement.

6. Representations; Acknowledgements. By signing below and completing and returning the Acceptance Form, you hereby represent and warrant to LVB and Biomet that:

(i) you have the requisite power, authority and capacity to execute this Agreement, to perform your obligations under this Agreement and to consummate the transactions contemplated hereby;

(ii) the Acceptance Form has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(iii) the Shares are being acquired for your own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933, as amended (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(iv) you possess expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transaction in which Biomet and LVB propose to engage in particular;

(v) you have had access to all of the information and individuals with respect to the Shares and your investment that you deem necessary to make a complete evaluation thereof;

(vi) you have had an opportunity to consult an independent tax and legal advisor and your decision to acquire the Shares for investment has been based solely upon your evaluation;

(vii) you are aware that you shall be solely responsible for any and all tax or other liabilities that may result from your purchase and/or ownership of the Shares; and

(viii) you are aware that the Stockholders’ Agreement provides significant restrictions on your ability to dispose of the Shares.

You further represent and warrant to LVB and Biomet that you

☐         are

OR

☐         are not

an “accredited investor” as defined in Rule 501(a) under the Securities Act because you are either:

a.	A person whose individual net worth, or joint net worth with your spouse, exceeds $1,000,000; OR

8

b.	A person whose income exceeded $200,000 in each of the two most recent years, or joint income with your spouse exceeded $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in this year.

You acknowledge and agree that if, following the date you purchase Shares pursuant to this Agreement, we determine that any of the representations made by you under this Section 6 is inaccurate, the sale of Shares to you pursuant to this Agreement shall be rescinded and the transfer of such Shares to you shall be deemed null and void.

The “Majority Holders” shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

*****

[Signature Page Follows]

9

Please sign your name on the space provided below and please indicate whether you would like to invest in LVB by completing and executing the Acceptance Form attached to the end of this Agreement. Please return an executed copy of this Agreement and the Acceptance Form either by mail to LVB Acquisition, Inc., c/o Bradley J. Tandy, Senior Vice President, General Counsel & Secretary, Biomet, Inc., P.O. Box 587, Warsaw, IN 46581-0587, U.S.A. or by facsimile to (574) 372-1960 (to the attention of Brad Tandy). The Agreement and the Acceptance Form must be received by LVB by no later than 5:00 p.m. on Friday, November 30, 2007. (If you submit the Agreement and the Acceptance Form by fax, the original signed documents must be delivered to LVB by mail no later than Friday, December 7, 2007).

Sincerely,

By:
Title:

Agreed to and Accepted by:

Signature

Please print your name and address:

10

Acceptance of Offer to Acquire Shares of LVB (the “Acceptance Form”)

Pursuant to the terms and conditions set forth in the letter to me dated October 31, 2007, I,             , hereby elect make an investment in LVB by purchasing Shares in the amount of $             (cannot be less than $25,000).

Signature

Date

11